UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): October 16, 2026

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On October 16, 2026 (the “Closing Date”), Centrus Energy Corp. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Ventura Trust, not in its individual capacity but solely as trustee of the Westerman Employee Stock Ownership Trust (“Seller”), and Westerman Holdings, LLC, a Delaware limited liability company (“Westerman”), pursuant to which on the same date the Company purchased 100% of the issued and outstanding limited liability company membership interests of Westerman (the “LLC Interests”) from the Seller (the “Acquisition”). Westerman is a U.S. equipment manufacturing and engineering firm focused primarily on the energy sector.

As a result of the Acquisition, Westerman is a wholly owned subsidiary of the Company.

The aggregate purchase price for the LLC Interests was approximately $116.0 million (“Purchase Price”), which was paid by the Company $95.0 million in cash, and $21.0 million in shares (the “Stock Consideration Shares”) of the Company’s Class A common stock, par value $0.10 per share (the “Common Stock”). In connection with Closing, the Company paid, out of the Purchase Price and on behalf of Westerman, an aggregate amount of (a) approximately $31.5 million to the holders of subordinated notes previously issued by Westerman in full satisfaction of the notes and (b) $12.7 million to the lender under a term loan facility of Westerman in full repayment of the loan. In connection with Closing, the Company also paid, out of the Purchase Price, approximately $10.5 million of the Seller’s and Westerman’s transaction expenses. The number of shares of Common Stock issued on the Closing Date was determined based on the closing price of the Common Stock as of October 15, 2026, and were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Purchase Price is subject to a customary cash adjustment based on a final determination of the Closing Net Working Capital (as defined in the Purchase Agreement) as of the Closing Date.

The Company has agreed, as soon as reasonably practicable after the Closing, to use reasonable best efforts to file a registration statement to register the sale of all or a portion of the Stock Consideration Shares on a delayed or continuous basis in accordance with Rule 415 of the Securities Act, which shall be an “automatic shelf registration statement” as defined in Rule 405 (or successor rule) promulgated under the Securities Act.

The Purchase Agreement includes representations, warranties and covenants of the parties customary for a transaction of this nature. The representations and warranties contained in the Purchase Agreement did not survive the closing of the transaction (“Closing”), and the parties have waived all post-Closing claims against each other related to the representations and warranties, except in the case of fraud. At Closing, the Company obtained a buyer-side representations and warranties insurance policy. Further, the Company delivered at the Closing executed retention agreements with certain key employees.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and which is incorporated herein by reference. The Purchase Agreement has been filed to provide information to investors regarding its terms. It is not intended to provide any other factual information about the parties to the Purchase Agreement. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties thereto, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Westerman or any of their respective subsidiaries or affiliates.

Item 7.01 Regulation FD Disclosure.

On October 19, 2026, the Company issued a press release announcing the entry into the Purchase Agreement and the completion of the transactions contemplated thereby. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1*
Membership Interest Purchase Agreement, dated as of October 16, 2026, by and among Centrus Energy Corp., Ventura Trust, as trustee of the Westerman Employee Stock Ownership Trust, and Westerman Holdings, LLC

99.1	Press Release dated October 19, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	October 19, 2026	By:	/s/ Todd M. Tinelli
Todd M. Tinelli
Senior Vice President, Chief Financial Officer, and Treasurer